EXHIBIT 10.87
AMENDMENT NO. 3 TO THE

AUTOBYTEL.COM INC. 2000 STOCK OPTION PLAN

This Amendment No. 3 (“Amendment No. 3”), dated as of May 1, 2009, to the autobytel.com inc. 2000 Stock Option Plan, as amended (the “Plan”), is adopted by the Board of Directors (the “Board”) of Autobytel Inc., a Delaware corporation, pursuant to Section 8.1 of the Plan.

Effective as of the date hereof, the Plan is hereby amended by deleting Section 6.6(b) in its entirety and inserting in lieu thereof the following:

“(b) Options shall be exercisable in full or in such equal or unequal installments as the Administrator (or the Special Committee) shall determine; provided that if an Optionee does not purchase all of the Shares which the Optionee is entitled to purchase on a certain date or within an established installment period, the Optionee’s right to purchase any unpurchased Shares shall continue during the Option Term (taking into account any early termination of such Option Term which may be provided for under the Plan).”

Except as specifically amended hereby, the Plan shall remain in full force and effect as in existence on the date hereof, and any reference to the Plan shall mean the Plan as amended hereby.

IN WITNESS WHEREOF, the Board has caused this Amendment No. 3 to be duly executed as of the day and year first above written.

AUTOBYTEL INC.

By: /s/ Glenn E.Fuller
Glenn E. Fuller
Its: Executive Vice President, Chief Legal
and Administrative Officer and Secretary